Exhibit 10.22
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
This Amended and Restated Employment Agreement, dated as of October 30, 2008 (the “Agreement”) is made by and between USA Mobility, Inc., a Delaware corporation (the “Company”) and Vincent D. Kelly (the “Executive”).
WHEREAS, the Company and Executive are parties to that certain Employment Agreement dated November 16, 2004, and amended as of October 30, 2007, pursuant to which the Executive has been employed as the Chief Executive Officer and President of the Company (the “Original Employment Agreement”); and
WHEREAS, the Company and the Executive desire to amend and restate in full the Executive’s Original Employment Agreement with the Company and, in order to do so, enter into this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.	Employment. The Company shall employ the Executive as the Chief Executive Officer and President of the Company based upon the terms and conditions set forth in this Agreement, for the period of time specified in Section 3. In such positions, the Executive shall report directly and exclusively to the Board of Directors of the Company (the “Board”).

2.	Duties and Authority. During the term of this Agreement, as the Chief Executive Officer and President of the Company, under the direction and subject to the control of the Board (which direction shall be such as is customarily exercised over a chief executive officer of a public company), the Executive shall be responsible for the business, affairs, properties and operations of the Company, and shall have general executive charge, management and control of the Company, with all such powers and authority with respect to such business, affairs, properties, and operations as may be reasonably incident to such duties and responsibilities, and shall perform such other duties for the Company as the Board may determine from time to time. The Executive shall devote the Executive’s reasonable best efforts and full business time, energies and talents to the performance of the Executive’s duties and the advancement of the business and affairs of the Company.

3.	Term. The term of this Agreement and the period of employment of the Executive by the Company hereunder (the “Agreement Term”) shall commence on November 16, 2008 (the “Effective Date”) and shall end on December 31, 2012 (the “Expiration Date”), unless earlier terminated pursuant to Section 7 herein. Provided that the Executive remains employed by the Company, as of the Expiration Date the Executive (i) shall become an employee “at will,” and (ii) provided he remains employed with the Company after the Expiration Date as its Chief Executive Officer and President or a person reporting directly to such officer, shall be entitled on a most favored nations basis to any and all such benefits and other perquisites as are then available to any person(s) then reporting directly to the Chief Executive Officer, including any change of control plans, agreements or programs as well as any severance plans, agreements or programs, on terms and conditions as to each such perquisite and/or benefit no less favorable to the Executive than those used for the applicable person.
4.	Compensation and Expenses.

(a)	Base Salary. In consideration for the Executive’s services and subject to the terms and conditions of this Agreement, the Company shall pay to the Executive an annual base salary (the “Base Salary”) equal to Six Hundred Thousand Dollars ($600,000), commencing as of the Effective Date. The Base Salary shall be payable biweekly or in such other installments as shall be consistent with the Company’s payroll procedures. The Company shall deduct and withhold all necessary social security and withholding taxes and any other similar sums required by law or authorized by the Executive with respect to the payment of the Base Salary. The Board shall review the Base Salary annually before December 31 and may, in its discretion, increase, but not decrease, his Base Salary in any renewal, extension or replacement of this Agreement. The Board shall also review the appropriateness of creating additional forms of nonqualified executive compensation to cover the Executive.

(b)	Annual Bonus. The Executive shall be eligible for a target annual bonus equal to 200% of Base Salary based on achievement of certain bonus targets set by the Board or a committee thereof (the “Annual Bonus”); provided that the Executive is employed by the Company on December 31 of the applicable calendar year and Executive has not voluntarily terminated his employment in the Company pursuant to Section 8(d) herein prior to the date such Annual Bonus is payable hereunder. Each Annual Bonus shall be paid upon completion of the annual audit of the Company’s financial statements for the applicable annual year or sooner if the Compensation Committee (“Compensation Committee”) of the Company’s Board of Directors so agrees, but in any event no later than March 15 of the next following year. The Annual Bonus for calendar year 2008 shall be payable in cash. Further, provided that the Company’s stock is publicly traded on a national securities exchange on the date an Annual Bonus is actually paid, such Annual Bonus for calendar years 2009 through 2012 shall be payable one-half in cash and one-half in unrestricted stock of USA Mobility, unless the Compensation Committee and the Executive mutually agree otherwise. The criteria for determining the amount of any Annual Bonus and the bases upon which such Annual Bonus shall be payable shall be no less favorable to the Executive than those used for other senior executives of the Company, such criteria and bases to be determined in the sole discretion of the Board (or Compensation Committee, as applicable).

(c)	Benefits. To the maximum extent permitted by applicable state and federal law, the Executive shall be eligible, at no cost to the Executive, to participate in all of the Company’s benefit plans, including fringe benefits available to the Company’s senior executives, as such plans or programs are in effect from time to time, and use of an automobile. Further, simultaneously with its execution of this Agreement, the Company shall execute and deliver to the Executive for counter-signature the Indemnification Agreement attached hereto as Exhibit A.

(d)	Holidays and Vacation. The Executive shall be entitled to (i) time off for all public holidays observed by the Company and (ii) vacation days in accordance with the applicable policies for the Company’s senior executives as in effect from time to time.

(e)	Reimbursement of Expenses. The Company shall reimburse the Executive for all reasonable expenses the Executive incurs in accordance with the reasonable policies and procedures adopted from time to time by the Company.

5.	Confidential Information.

(a)	“Confidential Information” means any and all Company and Company subsidiary proprietary information, technical data, patent applications, inventions or discoveries (whether patentable or not), know-how and trade secrets, as well as operating, design and manufacturing procedures disclosed to the Executive, including before the date of this Agreement. “Confidential Information” further means, without limitation, research, product development activities, processes, products, specifications, designs, diagrams, illustrations, programs, concepts, ideas, marketing plans, proposals, financial information, confidential reports, communications and customer lists and data, as well as the nature and results of the Company’s and its subsidiaries’ research and development activities, and all other materials and information related to the business or activities of the Company and its subsidiaries that are not generally known to the public; provided, however, that the term “Confidential Information” excludes information that (i) is or becomes generally available to the public other than through acts by the Executive in violation of this Agreement, (ii) was legally within the Executive’s possession prior to disclosure to the Executive by or on behalf of the Company or its predecessor, which prior possession can be evidenced by the Executive’s written records in existence prior to the effective date of any Prior Employment Document (as defined in Section 10 below), or (iii) becomes available to the Executive on a non-confidential basis from a source other than the Company or a subsidiary or predecessor of the Company, provided that such source is not bound by a confidentiality agreement with the Company or any of its subsidiaries, or by any other contractual, legal or fiduciary obligation of confidentiality to the Company or any of its subsidiaries, or any other party with respect to such information.

(b)	Except as may be required by the lawful order of a court or agency of competent jurisdiction, the Executive covenants and agrees that, during the Agreement Term and at all times thereafter, the Executive will keep secret and confidential all Confidential Information, and will not at any time, without the prior written consent of the Board or a person authorized by the Board, publish or disclose any Confidential Information, either directly or indirectly, to any third party, use for the Executive’s own benefit or advantage, or make available for others to use (except to third parties in connection with possible transactions or business with the Company).

(c)	To the extent that any court or agency seeks to have the Executive disclose Confidential Information, the Executive shall promptly inform the Company, and shall take all reasonable steps necessary to prevent disclosure of any Confidential Information until the Company has been informed of such requested disclosure, and the Company has an opportunity to respond to such court or agency. To the extent that the Executive obtains information on behalf of the Company or any of its subsidiaries that may be subject to attorney-client privilege as to the Company’s attorneys, the Executive shall take reasonable steps necessary to maintain the confidentiality of such information and to preserve such privilege.

(d)	The Executive acknowledges that the restrictions contained in Section 5(b) and 5(c) are reasonable and necessary, in view of the nature of the Company’s business, in order to protect the legitimate interests of the Company, and that any violation thereof would result in irreparable injury to the Company. Therefore, the Executive agrees that in the event of a breach or threatened breach by the Executive of the provisions of Section 5(b) and (c), the Company shall be entitled to obtain from any court of competent jurisdiction, preliminary or permanent injunctive relief restraining the Executive from disclosing or using any such Confidential Information. The Executive also acknowledges that nothing in this Section 5 shall be construed as limiting the Executive’s duty of loyalty to the Company, or any other duty he may otherwise have to the Company, while he is employed by the Company.

6.	Covenant Not to Compete. The Executive agrees that, through his position as Chief Executive Officer and President of the Company and the various other positions with the Company that he has held from time to time, the Executive has established and will continue to establish valuable and recognized expertise in the paging business and has had and will have access to the Company’s Confidential Information. The Executive hereby enters into a covenant restricting the Executive from soliciting employees of the Company and its subsidiaries and from competing against the Company upon the terms and conditions described below:

(a)	During the Executive’s employment and for a period of two (2) years after the Date of Termination (as defined in Section 7(d) below) for any reason, the Executive shall not:
(i)	induce or attempt to induce any person who, as of the Date of the Termination, is an employee of the Company or of any of its subsidiaries to terminate his or her employment, or refrain from renewing or extending such employment, with the Company or such subsidiary in order to become an director, officer, employee, consultant or independent contractor to or for any other individual or entity other than the Company or its subsidiaries;

(ii)	in any state or other jurisdiction in the United States in which, as of the Date of Termination, the Company is engaged in Business (as defined herein) or has developed plans to engage in Business: (1) engage or be a part of any Person (including as a director, consultant, employee, agent, or representative), or have any direct or indirect financial interest (whether as a partner, shareholder, or owner (other than ownership of 1% or less of the outstanding stock of any corporation listed on a national stock exchange)) in any Person that engages in the business of owning and operating narrowband one-way paging and wireless messaging networks, voice mail services or data transmitting services (the

“Business”); or (2) participate as an employee or officer in any enterprise in which the Executive’s responsibility relates to the Business;

(iii)	directly or indirectly own an equity interest in any Competitor (other than ownership of 1% or less of the outstanding stock of any corporation listed on a national stock exchange). The term “Competitor” means any Person a portion of the business of which (and during any period in which it intends to enter into business activities that would be) is materially competitive in any way with the Business of the Company; or

(iv)	solicit or cause or encourage any person to solicit any Business in competition with the Company or a subsidiary from any Person who as of the Date of Termination is, or at any time during the 1-year period prior to the Date of Termination was, a client of the Company or of a subsidiary during the Executive’s employment hereunder.
(b)	The Executive agrees that the restrictions set forth in this Section 6 are reasonable, proper, and necessitated by legitimate business interests of the Company and do not constitute an unlawful or unreasonable restraint upon the Executive’ ability to earn a livelihood. The parties agree that in the event any of the restrictions in this Agreement, interpreted in accordance with the Agreement as a whole, are found to be unreasonable a court of competent jurisdiction, such court shall determine the limits allowable by law and shall enforce the same. The parties further agree that nothing in this Section 6 shall be construed as limiting the Executive’s duty of loyalty to the Company, or any other duty he may otherwise have to the Company, while he is employed by the Company.

(c)	The Executive further acknowledges that it may be impossible to assess the monetary damages incurred by the Executive’s violation of this Agreement, and that violation of this Agreement will cause irreparable injury to the Company. Accordingly, the Executive agrees that the Company will be entitled, in addition to all other rights and remedies that may be available, to an injunction enjoining and restraining the Executive and any other involved party from committing a violation of this Agreement.
7.	Termination. Notwithstanding any other provision of this Agreement, this Agreement (and, thereby, the Executive’s employment with the Company) shall terminate upon the death of the Executive, or it may be terminated with thirty (30) days’ written notice as follows:
(a)	The Company may terminate this Agreement (and, thereby, the Executive’s employment with the Company):
(i)	at any time if the Executive is Disabled (as defined below) for a period of six (6) months or more;

(ii)	at any time with “Cause.” For purposes of this Agreement. “Cause” means (A) dishonesty of a material nature that relates to the performance of services under this Agreement; (B) criminal conduct (other than minor infractions and traffic violations) that relates to the performance of services under this Agreement, (C)

the Executive’s willfully breaching or failing to perform his duties as described in Section 2 hereof (other than any such failure resulting from the Executive’s being Disabled), within a reasonable period of time after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed his duties; or (D) the willful engaging by the Executive in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise. No act or failure to act on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that such action or omission was in the best interests of the Company. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a resolution duly adopted by a majority of the members of the Company’s Board of Directors with no less than the affirmative vote of all Directors who are not also serving as officers or employees of the Company, at a meeting of the Board called and held for such purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive’s counsel, to be heard before the Board), finding that in the good faith judgment of the Board, the Executive has engaged in the conduct set forth in this paragraph and specifying the particulars thereof in detail; or

(iii)	at any time without Cause upon Notice from the Company to the Executive, which Notice shall be effective immediately or such later time as is specified in such Notice.
(b)	The Executive may terminate this Agreement (and, thereby, his employment with the Company) at any time upon sixty (60) days’ Notice to the Company.

(c)	This Agreement may be terminated (and, thereby, the Executive’s employment with the Company) at any time by the mutual agreement of the parties. Any termination of the Executive’s employment by mutual agreement of the parties shall be memorialized by a written agreement signed by the Executive and duly-appointed officers of the Company.

(d)	Any purported termination of the Executive’s employment by the Company or by the Executive shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 12. For purposes of this Agreement, a “Notice of Termination” shall mean a notice that shall indicate the Date of Termination (which shall not be earlier than the date on which such Notice is sent), and the specific provision of this Agreement relied upon and that shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment. The “Date of Termination” means the last day the Executive is employed by the Company hereunder (including any successor to the Company as determined in accordance with Section 15). If the Executive becomes employed by the entity into which the Company is merged, or the purchaser of substantially all of the assets of the Company, or a successor to such entity or purchaser, the Executive shall not be treated as having terminated employment for purposes of this Agreement until such time as the

Executive terminates employment with the successor (including, without limitation, the merged entity or purchaser).

8.	Compensation Upon Termination.

(a)	Death. If the Executive’s employment is terminated by the Executive’s death, the Company shall pay to the Executive’s estate, or as may be directed by the legal representatives to such estate, (i) the Executive’s Base Salary in effect on the date immediately prior to the Executive’s death, through the Executive’s date of death; (ii) subject to the terms and conditions of the applicable Company fringe benefit or incentive compensation plan or program, all other unpaid amounts, if any, to which the Executive is entitled as of the date of the Executive’s death, under any Company fringe benefit or incentive compensation plan or program, at the time such payments would otherwise ordinarily be due (including, without limitation, any Annual Bonus to the extent unpaid in respect of the calendar year ending prior to the date of the Executive’s death); (iii) the Executive’s full Base Salary that would have been payable to the Executive from the Executive’s date of death through the Expiration Date, in a lump sum within forty-five (45) days after his death; and (iv) an amount equal to the product of the target Annual Bonus for the calendar year in which the Executive died multiplied by a fraction the numerator being the number of days Executive was employed by the Company in the calendar year of his death and the denominator being 365, in a lump sum within forty-five (45) days after his death.

(b)	Disability. Following the use of all sick days to which the Executive is entitled under the policies applicable to the Company’s senior executives, while he is Disabled until the Date of Termination (the “Disability Period”), the Company shall, in lieu of payment of his Base Salary, pay the Executive (i) a disability benefit equal to 50% of the Base Salary that he would otherwise be entitled to receive for the Disability Period; (ii) subject to the terms and conditions of the applicable Company fringe benefit or incentive compensation plan or program, all other unpaid amounts, if any, to which the Executive is entitled as of the Executive’s date of disability, under any Company fringe benefit or incentive compensation plan or program, at the time such payments are due (including, without limitation, any Annual Bonus to the extent unpaid in respect of the calendar year ending prior to the date of the Executive’s disability); (iii) the Executive’s full Base Salary that would have been payable to the Executive from the Executive’s Date of Termination through the Expiration Date, in a lump sum within forty-five (45) days after such Date of Termination; and (iv) an amount equal to the product of the target Annual Bonus for the calendar year in which the Executive became Disabled multiplied by a fraction the numerator being the number of days in the calendar year of his termination due to his becoming Disabled prior to the commencement of the Disability Period, and the denominator being 365, in a lump sum within forty-five (45) days after such Date of Termination; provided, however, that any payments made to the Executive during the Disability Period shall be reduced by any amounts paid or payable to the Executive under any Company disability benefit plans. Subject to the terms of this Agreement, the Executive shall not be required to perform services under this Agreement during any period that he is Disabled. The Executive shall be considered Disabled during any period in which he has an illness, or a physical or mental disability, or similar incapacity, that renders him incapable, after reasonable accommodation, of performing his duties under this Agreement. In the event of a dispute as to whether the Executive is Disabled, the Company may refer the same to a licensed practicing physician of the Company’s choice, and the Executive agrees to submit to such tests and examinations as such physician shall deem appropriate. During the period in which the Executive is Disabled, the Company may appoint a temporary replacement to assume the Executive’s responsibilities.

(c)	For Cause. If the Company terminates the Executive’s employment for Cause, the Company shall pay (i) the Executive’s Base Salary in effect on the date immediately prior to such termination, through the date specified in the Notice of Termination; and (ii) subject to the terms and conditions of the applicable Company fringe benefit or incentive compensation plan or program, all other unpaid amounts, if any, to which the Executive is entitled as of the Date of Termination, under any Company fringe benefit or incentive compensation plan or program, at the time such payments are due (including, without limitation and when due, any Annual Bonus to the extent unpaid in respect of the calendar year ending prior to the Date of Termination), and the Company shall have no further obligations to the Executive under this Agreement.

(d)	Voluntary. If the Executive terminates his employment for other than Good Reason, the Company shall pay (i) the Executive’s Base Salary in effect on the date immediately prior to such termination, through the date specified in the Notice of Termination and (ii) subject to the terms and conditions of the applicable Company fringe benefit or incentive compensation plan or program, all other unpaid amounts, if any, to which the Executive is entitled as of the Date of Termination, under any such fringe benefit or incentive compensation plan or program, at the time such payments are due (excluding, for the avoidance of doubt, any Annual Bonus to the extent unpaid in respect of the calendar year ending prior to the Date of Termination.) The Company shall have no further obligations to the Executive under this Agreement.

“Good Reason” means the occurrence, without the Executive’s express written consent, of any of the following circumstances:
(i)	the Company’s failure to perform or observe any of the material terms or provisions of this Agreement after the Executive gives a written demand for performance to the Company within thirty (30) days of the event or circumstance giving rise to such failure of performance or observance, which demand shall describe specifically the nature of such alleged failure to perform or observe such material terms or provisions;

(ii)	the assignment to the Executive of any duties inconsistent with, or any substantial diminution in, such Executive’s status or responsibilities as in effect on the date hereof, including imposition of travel obligations that are materially greater than is reasonably required by the Company’s business;

(iii)	a reduction in the Executive’s Base Salary as in effect on the date hereof, as that amount may be increased from time to time; or (II) the failure to pay a bonus award to which the Executive is otherwise entitled, at the time such bonuses are usually paid;

(iv)	a change in the principal place of the Executive’s employment, as in effect on the date hereof or as in effect after any subsequent change to which the Executive consented in writing, to a location more than thirty-five (35) miles distant from the location of such principal place;

(v)	the Company’s failure to continue in effect any incentive compensation plan or stock option plan in which the Executive participates, unless the Company has provided an equivalent alternative compensation arrangement (embodied in an ongoing substitute or alternative plan) to the Executive, or (II) the Company’s failure to continue the Executive’s participation in any such incentive or stock option plan on substantially the same basis, both in terms of the amount of benefits provided and the level of the Executive’s participation relative to other participants;

(vi)	the Company’s violation of any applicable criminal law not due to the Executive’s gross negligence or willful misconduct;

(vii)	the failure of the Company or any successor to obtain a satisfactory written agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 15 below; or

(viii)	any purported termination of the Executive’s employment that is not effected pursuant to a Notice of Termination satisfying the requirements of Sections 7(a)(ii) or 7(d), as applicable. For purposes of this Agreement, no such purported termination shall be effective except as constituting Good Reason.
The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any event or circumstance constituting Good Reason hereunder. The Executive must (1) give the Company thirty (30) days to cure any event or circumstance giving rise to Good Reason following his written demand for such cure, and (2) actually terminate his employment as a consequence of such uncured event or circumstance within fifteen (15) days following the end of such 30-day cure period.
(e)	Other. If the Company terminates the Executive’s employment other than for Cause or Disability or if the Executive terminates employment with the Company for Good Reason, the Company shall pay the Executive’s Base Salary through the date specified in the Notice of Termination within ten (10) business days after such date and all other unpaid amounts, if any, to which the Executive is entitled as of the date specified in the Notice of Termination under any Company fringe benefit or incentive compensation plan or program, at the time such payments are due (including, without limitation and when due, any Annual Bonus to the extent unpaid in respect of the calendar year ending prior to the Date of Termination). In addition, the Company shall pay the Executive against receipt from the Executive a written, signed release in the form of Exhibit B hereto:
(i)	an amount equal to the product of (a) the greater of (x) two or (y) the number of years (and fraction thereof) remaining in the Agreement Term as of the date specified in the Notice of Termination, times (b) the full Base Salary then in effect within forty-five (45) days after such date specified in the Notice of Termination;

(ii)	an amount equal to the target Annual Bonus for the calendar year in which the Date of Termination occurs, in a lump sum within forty-five (45) days after such Date of Termination.

(iii)	an amount equal to the product of the target Annual Bonus for the calendar year in which the Date of Termination occurs multiplied by a fraction the numerator is the number of days in that calendar year to and including the Date of Termination and the denominator is 365, in a lump sum within forty-five (45) days after such Date of Termination;

(iv)	reimbursement of the cost of continuation coverage of group health coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for the duration of the applicable period to the extent Executive elects such continuation coverage and is eligible and subject to the terms of the plan and the law (collectively, the “Reimbursement Payments”) together with an additional amount, payable within ten (10) business days following the end of the applicable COBRA period, such that the net amount retained by the Executive, after deduction of any Federal, state and local income and employment taxes and Excise Tax upon the Reimbursement Payments, shall be equal to the Reimbursement Payments;

(v)	reimbursement for expenses reasonably incurred by the Executive in securing outplacement services through a professional person or entity of the Executive’s choice, subject to the approval of the Company (which approval shall not be unreasonably withheld, conditioned or delayed), at a level commensurate with the Executive’s position, for a period of up to one (1) year commencing on or before the one-year anniversary of the Date of Termination at the Executive’s election, provided that the cost therefore to the Company shall not exceed thirty five thousand dollars ($35,000), but in no event extending beyond the earlier to occur of (i) the end of the Executive’s second taxable year following the taxable year in which the Termination Date occurs, and (ii) the date on which the Executive commences other full time employment. The Company shall reimburse the Executive for any such permitted expenses on or before the end of the Executive’s third taxable year following the taxable year in which the Termination Date occurs; and

(vi)	full vesting of any equity compensation and the lapse of all restrictions with respect to any restricted stock granted to the Executive.

(vii)	Gross-Up Payments.
(1)	If any payment or the value of any benefit received or to be received by the Executive in connection with the Executive’s termination or contingent upon a Change of Control (as hereinafter defined) of the

Company (whether received or to be received pursuant to the terms of this Agreement (the “Agreement Payments”) or of any other plan, arrangement, or agreement of the Company, its successors, any person whose actions result in a Change of Control of the Company, or any person affiliated with any of them (or which, as a result of the completion of the transactions causing a Change of Control, will become affiliated with any of them (“Other Payments” and, together with the Agreement Payments, the “Payments”)) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Tax Code”) or any comparable federal, state, or local excise tax (such excise tax, together with any interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), as determined as provided below, the Company shall pay to the Executive an additional amount (the “Gross-Up Payment”) such that the net amount the Executive retains, after deduction of the Excise Tax on Agreement Payments and Other Payments and any federal, state, and local income, payroll and/or employment tax and Excise Tax upon the payment provided for by Section 8 hereof, and any interest, penalties, or additions to tax payable by the Executive with respect thereto shall be equal to the total present value of the Agreement Payments and Other Payments at the time such Payments are to be made. The intent of the parties is that the Company shall be solely responsible for and shall pay, any Excise Tax on any Payments and any Gross-Up Payment and any income, payroll and/or employment taxes (including, without limitation, penalties and interest) imposed on any Gross-Up Payments as well as any loss of deduction caused by the Gross-Up Payment.

(2)	All determinations required to be made under this Section 8(e)(vi), including, without limitation, whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determinations, shall be made by tax counsel (either a law firm or a nationally recognized public accounting firm) selected by the Company and reasonably acceptable to the Executive (“Tax Counsel”). The Company shall cause the Tax Counsel to provide detailed supporting calculations to the Company and the Executive within fifteen (15) business days after notice is given by the Executive to the Company that any or all of the Payments have occurred, or such earlier time as is requested by the Company. Within two (2) business days after such notice is given to the Company, the Company shall instruct the Tax Counsel to timely provide the data required by this Section 8(e)(viii) to the Executive. The Company shall pay all fees and expenses of the Tax Counsel. The Company shall pay any Excise Tax determined pursuant to this Section 8(e)(viii) to the Internal Revenue Service (the “IRS”) and/or other appropriate taxing authority on behalf of the Executive within five (5) days after receipt of the Tax Counsel’s determination. If the Tax Counsel determines that there is substantial authority (within the meaning of Section 6662 of the Tax Code) that no Excise Tax is payable by the Executive, the Tax Counsel shall furnish the Executive with a written opinion that the failure to disclose or report the Excise Tax on the Executive’s federal income tax return will not constitute a substantial understatement of tax or be reasonably likely to result in the imposition of a negligence or similar penalty. Any determination by the Tax Counsel shall be binding upon the Company and the Executive in the absence of material mathematical or legal error. As a result of the uncertainty in the application of Section 4999 of the Tax Code at the time of the initial determination by the Tax Counsel hereunder, it is possible that the Company will not have made Gross-Up Payments that should have been made or that it will have made Gross-Up Payments that should not have been made, in each case, consistent with the calculations required to be made hereunder. If the Company exhausts its remedies pursuant to Section 8(e)(viii)(3) below and the Executive is thereafter required to pay an Excise Tax, the Tax Counsel shall determine the amount of underpayment of Excise Taxes that has occurred and the Company shall promptly pay any such underpayment to the IRS or other appropriate taxing authority on the Executive’s behalf or, if the Executive has previously paid such underpayment, to the Executive. Such payment shall in all events be paid within ninety (90) days after the Tax Counsel determines that a payment is required. If the Tax Counsel determines that an overpayment of Gross-Up Payments has occurred, any such overpayment shall be treated for all purposes as a loan to the Executive with interest at the applicable federal rate provided in Section 7872(f)(2) of the Tax Code, due and payable within ninety (90) days after written demand to the Executive by the Company; provided, however, that the Executive shall have no duty or obligation whatsoever to repay such loan if the Executive’s receipt of the overpayment, or any portion thereof, is includible in the Executive’s income and the Executive’s repayment of the same is not deductible by the Executive for federal and state income tax purposes.

(3)	The Executive shall notify the Company, in writing of any claim by the IRS or state or local taxing authority, that, if successful, would result in any Excise Tax or an underpayment of Gross-Up Payments. Such notice shall be given as soon as practicable but no later than fifteen (15) business days after the Executive is informed in writing of the claim and shall inform the Company of the nature of the claim, the administrative or judicial appeal period, and the date on which any payment of the claim must be paid. The Executive shall not pay any portion of the claim before the expiration of the thirty (30) day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any amount under the claim is due). If the Company notifies the Executive in writing before the expiration of such thirty (30) day period that it desires to contest the claim, the Executive shall:
(A)	give the Company any information reasonably requested by the Company relating to the claim;

(B)	take such action in connection with contesting the claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation concerning the claim by an attorney selected by the Company who is reasonably acceptable to the Executive; and

(C)	cooperate with the Company in good faith in order to effectively contest the claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including, without limitation, additional interest and penalties and attorneys’ fees) incurred in such contests and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including, without limitation, interest and penalties thereon) imposed as a result of such representation. Without limitation upon the foregoing provisions of this Section 8(e)(viii)(3)(C), except as provided below, the Company shall control all proceedings concerning such contest and, in its sole opinion, may pursue or forgo any and all administrative appeal, proceedings, hearings and conferences with the taxing authority pertaining to the claim. At the Company’s written request and upon payment to the Executive of an amount at least equal to the claim plus any additional amount necessary to obtain the jurisdiction of the appropriate tribunal and/or court, the Executive shall pay the same and sue for a refund. The Executive agrees to prosecute any contest of a claim to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company requests the Executive to pay the claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless on an after-tax basis, from any Excise Tax or income tax (including, without limitation, interest and penalties thereon) imposed on such advance or for any imputed income on such advance. Any extension of the statute of limitations relating to the assessment of any Excise Tax for the taxable year of the Executive that is subject of the claim is to be limited solely to the claim. Furthermore, the Company’s control of the contest shall be limited to the issues for which a Gross-Up Payment would be payable hereunder. The Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the IRS or any other taxing authority.
(4)	If, after the Executive receives an amount the Company advanced pursuant to Section 8(e)(vii)(3) above, the Executive receives any refund of a claim and/or any additional amount that was necessary to obtain jurisdiction, the Executive shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the Executive receives an amount the Company advanced pursuant to Section 8(e)(vii)(3) above, a determination is made that the Executive shall not be entitled to any refund of the claim, and the Company does not notify the Executive in writing of its intent to contest such denial or refund of a claim before the expiration of the thirty (30) days after such determination, then the portion of such advance attributable to a claim shall be forgiven and shall not be required to be repaid. The amount of such advance attributable to a claim shall offset, to the extent thereof, the amount of the underpayment required to be paid by the Company to the Executive.

(5)	If, after the Company advances an additional amount necessary to obtain jurisdiction, there is a final determination made by the taxing authority that the Executive is not entitled to any refund of such amount, or any portion thereof, then the Executive shall repay such nonrefundable amount to the Company within thirty (30) days after the Executive receives notice of such final determination. A final determination shall occur when the period to contest or otherwise appeal any decision by an administrative tribunal or court of initial jurisdiction has been waived or the time for contesting or appealing the same has expired.
“Change of Control” means the first to occur after the Effective Date of the following: (i) any “person” or “group” of persons acting in concert (as such terms are used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), in a transaction or a series of transactions, is or becomes the Beneficial Owner (as hereinafter defined), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities that have the right to vote for the election of directors generally (not including in such securities beneficially owned by such Person any securities acquired directly from or received through an exchange offer with the Company); or (ii) there is consummated a merger, consolidation or other business combination (including an exchange of securities with the security holder’s of a corporation that is a constituent in such business combination) of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than a merger, consolidation or business combination which would result in the voting securities of the Company outstanding immediately prior to such merger, consolidation or business combination continuing to represent at least a majority of the combined voting power of the securities having the right to vote for the election of directors generally of the Company or the surviving entity or any parent thereof outstanding immediately after such merger, consolidation or business combination (either by remaining outstanding or by being converted into or exchanged for voting securities of the surviving entity or parent thereof) or (iii) there is consummated an agreement for the sale, lease or other disposition by the Company of all or substantially all of the Company’s assets, other than a sale, lease or other disposition by the Company of all or substantially all of the Company’s assets to an entity, at least a majority of the combined voting power of the outstanding securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale. The term “Beneficial Owner” as used herein shall carry the meaning assigned thereto in Rule 13d-3 and 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person”, such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time.
(viii)	Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the stock (entitled to vote for directors) of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.
(f)	Six-Month Delay For Key Employees. Notwithstanding anything in this Agreement to the contrary, if the Executive is a key employee of a publicly traded corporation under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) at the time of his separation from service and if payment of any amount under this Agreement is required to be delayed for a period of six (6) months after separation from service pursuant to Section 409A, payment of such amount shall be delayed as required by Section 409A, and the accumulated postponed amount shall be paid in a lump sum payment within ten (10) days after the end of the six-month period. Any amounts not so delayed shall be paid at such times and on such dates as originally scheduled. A “key employee” shall mean an employee who, at any time during the 12-month period ending on the identification date, is a “specified employee” under Section 409A, as determined by the Board. The determination of key employees, including the number and identity of persons considered key employees and the identification date, shall be made by the Board in accordance with the provisions of Sections 416(i) and 409A and the regulations issued thereunder.

(g)	Mitigation. The Executive shall not be required to mitigate amounts payable pursuant to this section by seeking other employment or otherwise and there shall be no offset against any amounts due the Executive under this Agreement on account of any remuneration attributable to any subsequent employment (including self-employment) that the Executive may obtain. The amounts payable hereunder shall not be subject to setoff, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others, except upon obtaining by the Company a final unappealable judgment or arbitration award against the Executive.

9.	Effect of Termination. If the Executive (a) is a member of the Board or that of any of the Company’s subsidiaries or, or (b) holds any other position with the Company and the

Company’s subsidiaries on the Date of Termination, the Executive shall resign from all such positions as of such date.

10.	Termination of Other Agreements. By their execution of this Agreement, each of the Company and the Executive confirm the termination, as of the Effective Date of all rights and obligations that each of the parties may have had under (a) the Restated Employment Agreement between the Executive and USA Mobility, Inc. dated as of November 16, 2004, as amended on October 30, 2007; (b) the Original Agreement; and (c) any other employment, consulting, non-competition, bonus or other compensatory plan, program, arrangement or contract relating to the employment of the Executive, written or oral, between the Executive and the Company, the Company’s predecessor or any person affiliated with the Company or its predecessor entered into prior to the Effective Date (together, the “Prior Employment Documents”).

11.	Notices. All notices, demands, requests, or other communications required or permitted to be given or made hereunder (collectively, “Notice”) shall be in writing and shall be delivered, telecopied, or mailed by first class registered or certified mail, postage prepaid, addressed as follows:

(a)	if to the Company:
USA Mobility, Inc.
6677 Richmond Highway
Alexandria, Virginia 22306
Telecopier: (703) 768-9625
with a copy (which shall not constitute notice) to:
Latham and Watkins LLP
555 Eleventh Street, NW
Suite 1000
Washington, DC 20004-1304
Telecopier: (202) 637-2201
Attention: William P. O’Neill, Esq.
(b)	if to the Executive:
Vincent D. Kelly
11807 Chapel Road
Clifton, VA 20124
With a copy (which shall not constitute notice) to:
Williams & Connolly LLP
725 Twelfth Street, NW
Washington, DC 20005
Telecopier: (202) 434-5029
Attention: Deneen C. Howell, Esq.

or to such other address as may be designated by either party in a notice to the other. Each notice, demand, request, or other communication that shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes three (3) days after it is deposited in the U.S. mail, postage prepaid, or at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, the answer back or the affidavit of messenger being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.
12.	Severability. The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect. The parties agree that in the event any of the provisions in this Agreement, interpreted in accordance with the Agreement as a whole, are found to be unenforceable by a court of competent jurisdiction, such court shall determine the limits allowable by law and shall enforce the same.

13.	Survival. It is the express intention and agreement of the parties that the provisions of Section 5 shall survive the termination of this Agreement, and that the provisions of Section 6 shall survive for two (2) years following the termination of this Agreement.

14.	Assignment: Successors. The rights and obligations of the parties to this Agreement shall not be assignable, except that the rights and obligations of the Company hereunder shall be assignable in connection with any subsequent merger, consolidation, sale of substantially all of the assets of the Company, or similar reorganization of a successor. The Company will require any successor (whether direct or in direct, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company is required to perform it. Failure of the Company to obtain such assumption and agreement before the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company as provided in Section 8(e) herein.

15.	Binding Effect. Subject to any provisions restricting assignment, this Agreement shall be binding upon the parties and shall inure to the benefit of the parties and their respective heirs, devisees, executors, administrators, legal representatives, successors, and assigns.

16.	Amendment Waiver. This Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by all parties. Neither the waiver by any of the parties of a breach of or a default under any of the provisions of this Agreement, nor the failure of either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights, or privileges.

17.	Headings. Section headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction, or scope of any of the provisions of this Agreement.

18.	Governing Law. This Agreement, the rights and obligations of the parties, and any claims or disputes arising from this Agreement, shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia (but not including the choice of law rules thereof).

19.	Entire Agreement. This Employment Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto, including, but not limited to, the Prior Employment Documents.

20.	Indemnification. In consideration of this Agreement, the Executive hereby waives any and all rights under and releases, and indemnifies and holds the Company (and its officers, directors, employees and agents) and its successors and assigns, harmless from any damage, loss, liability, judgment, fine, penalty, assessment, settlement, cost, or expense including, without limitation, reasonable expenses of investigation, reasonable attorneys’ fees and other reasonable legal costs and expenses incident to any of the foregoing or to the enforcement of this Section 21, whether or not suit is brought or, if brought, whether or not such suit is successful, in whole or in part arising out of or relating to any and all employment, consulting, non-competition, bonus, or other compensatory plan, program, arrangement, or contract relating to the employment of the Executive, written or oral, between the Executive and the Company or any person affiliated with the Company entered into prior to the Effective Date, including, without limitation, the Prior Employment Documents.

21.	Arbitration. Either party may designate in writing to the other (in which case this Section 21 shall have effect but not otherwise) that any dispute that may arise directly or indirectly in connection with this Agreement, the Executive’s employment, or the termination of the Executive’s employment, whether arising in contract, statute, tort, fraud, misrepresentation, or other legal theory, shall be determined solely by arbitration in Washington, D.C. under the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (the “AAA”). The only legal claims between the Executive, on the one hand, and the Company or any subsidiary, on the other, that would not be included in this Agreement to arbitrate are claims by the Executive for workers’ compensation or unemployment compensation benefits, claims for benefits under a Company or subsidiary benefit plan if the plan does not provide for arbitration of such disputes, and claims by the Executive that seek judicial relief during the pendency of any dispute or controversy in the form of specific performance of the right to be paid until the Date of Termination and to be paid all other unpaid amounts, if any, to which the Executive is entitled as of such Date of Termination, under any Company fringe benefit or incentive compensation plan or program, at the time such payments are due (including, without limitation, any Annual Bonus to the extent unpaid in respect of the calendar year ending prior to the Date of Termination). If this Section 21 is in effect, any claim with respect to this Agreement, the Executive’s employment, or the termination of the Executive’s employment must be established by a preponderance of the evidence submitted to the impartial arbitrator. A single arbitrator shall conduct any arbitration. The arbitrator shall have the authority to order a pre-hearing exchange of information by the parties including, without limitation, production of requested documents, and examination by deposition of parties and their authorized agents. If this Section 21 is in effect, the decision of the arbitrator (i) shall be final and binding, (ii) shall be rendered within ninety (90) days after the impanelment of the arbitrator, and (iii) shall be kept confidential by the parties to such arbitration. The arbitration award may be enforced in any court of competent jurisdiction. The Federal Arbitration Act, 9 U.S.C. §§ 1-15, not state law, shall govern the arbitrability of all claims.

22.	Counterparts. This Agreement may be executed in two or more counterparts (including via facsimile and via pdf delivered electronically, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement, or have caused this Agreement to be duly executed, on their behalf as of the day and year first hereinabove written.

USA Mobility, Inc.
Date: October 30, 2008	By:	/s/ Bonnie Culp
Bonnie Culp
Executive Vice President, HR

Date: October 30, 2008	/s/ Vincent D. Kelly
Vincent D. Kelly

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